Exhibit 99.1

Pharma-Bio Serv Announces Results for the Three and Nine Months Ended July 31, 2015

DORADO, PUERTO RICO / ACCESSWIRE / September 14, 2015 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced net revenues for the three and nine months ended July 31, 2015 of $6.2 and $17.5 million, respectively, a decrease of approximately $0.6 and $2.9 million, or 9.6% and 14.3%, respectively, when compared to the same periods last year. The revenue decrease is mainly attributable to declines in the United States and Europe consulting markets of $1.1 and $0.3 million and $4.1 and $0.8 million, for the three months and nine months ended July 31, 2015, as compared to the same periods last year, respectively, partially offset by gains in the Puerto Rico consulting business of approximately $0.8 and $2.0 million, respectively. Latin America projects, managed from Puerto Rico, contributed to Puerto Rico consulting gains in the amount of $0.2 and $1.2 million for the three and nine months ended July 31, 2015, when compared to the same periods last year, respectively.

Selling, general and administrative expenses for the three and nine months ended July 31, 2015 were approximately $1.6 and $4.2 million, respectively, a nominal increase of $0.1 million for the three month period and a net decrease in expenses of approximately $0.5 million for the nine month period, as compared to the same periods last year. The slight increase in expenses for the three months ended July 31, 2015 is mainly attributable to the investments made for the Calibrations Division under development. For the nine months ended July 31, 2015, the decline in expenses is attributable to operational support and business development expenses that were streamlined on those divisions that had a decline on revenues as compared to last year.

Net Income for three and nine months ended July 31, 2015 was approximately $0.5 and $1.1 million, no significant variance for the three months ended July 31, 2015, and a decrease of $0.5 million for the nine months ended July 31, 2015, when compared with the same periods last year. Our net income variance is mainly attributable to the decline in revenue, partially offset by a reduction of business development and operational support expenses, and the effect of the effective income tax rates (including Puerto Rico favorable tax grants) over income before tax.

Earnings per common share basic and diluted for the three months ended July 31, 2015 were $0.020 and $0.019, respectively, a decrease of $0.006 per share for both, respectively, when compared to the same period last year. The minimal variance is mainly due to the slight decrease in net income for the three-month period ended July 31, 2015 as compared to the same period last year. For the nine months ended July 31, 2015, earnings per common share basic and diluted were $0.048 and $0.047, respectively, a decrease of $0.021 and $0.020 per share, respectively, when compared to the same period last year. The variance is mainly attributable to the decrease in net income for the nine months ended July 31, 2015 as compared to the same period last year.

“Our strategic focus on expanding global business through our integrated services model continues to yield growth and new opportunities in both Latin America and Puerto Rico,” said Victor Sanchez, CEO of Pharma-Bio Serv. “We are optimistic about our opportunities for growth in our key markets as we continue investing in strategic business development, while streamlining our operational expenses to maintain costs and margins,” he added.

About Pharma-Bio Serv Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes more than 225 leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2014, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Relations Contact:
Scott Gordon
President
CorProminence LLC
scottg@corprominence.com
631 703 4900